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                                                                  [TRICORD LOGO]

JOAN WRABETZ NAMED CHIEF EXECUTIVE OFFICER OF TRICORD SYSTEMS, INC.

MINNEAPOLIS, MN - (NOVEMBER 8, 2000) - Tricord Systems, Inc. (Nasdaq: TRCD), today announced that President and COO Joan Wrabetz has been named to the position of Chief Executive Officer, succeeding co-CEOs John Mitcham and Rod Canion. The Company also reports that Yuval Almog, longstanding board member and the managing general partner of Coral Ventures, was elected to serve as Chairman of the Board. Mitcham will continue as an active member of Tricord's board.

"I have great confidence that Joan's leadership team is now ready to drive Tricord to its fullest potential," says Canion. "Joan has done an outstanding job, demonstrated excellent business and leadership skills and is the right person to lead the Tricord team," adds Mitcham.

Wrabetz, an accomplished businesswoman and hands-on technologist, joined Tricord as President and COO in March of this year. She has extensive experience in data storage and networking, previously serving as vice president and general manager for storage area networking (SAN) operations at StorageTek, and prior to that, as vice president and chief technical officer for Tricord. Wrabetz holds a bachelor's degree in electrical engineering, graduating with distinction from Yale University. Advanced degrees include a master's in electrical engineering from Stanford University and master's in business from the University of California, Berkeley. More information on Wrabetz and her management team is available at http://www.tricord.com/who/ourleaders.asp.

"I am excited to have the opportunity to bring a new level of value to customers and stakeholders with our unique aggregation technology and innovative business model," says Wrabetz. "Seamless growth and continuous access to content are about to become realities for the network administrator - I'm looking forward to continuing my work with this team to make Tricord the undisputed leader in server appliances and enabling technology."

ABOUT TRICORD
Tricord Systems, Inc. designs, develops and markets a line of innovative server appliances that enable critical business services ranging from data storage and content management to eCommerce. Based on revolutionary distributed file system technology, these intelligent, single purpose devices feature seamless aggregation with unprecedented ease of management.





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Founded in 1987, Tricord Systems is based in Plymouth, MN, with offices in
Colorado, California and Georgia. For general information, visit the Company's web site at www.tricord.com.

"Safe-Harbor" Statement Under Private Securities Act of 1995: The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company. There is no guarantee or assurance that these plans, projections or future performance of the Company as indicated will be achieved, and actual results could differ materially. Factors, certain risks and uncertainties that could impact the Company's future results include, without limitation, the ability of the Company to complete development and release commercially its server appliance products, the ability to enter into OEM relationships or otherwise develop distribution capabilities, the market acceptance of Tricord-enabled products, the ability of the Company to protect and enforce its intellectual property rights, the ability of the Company to raise additional capital if needed and to maintain its cost structure in accordance with its operating plan, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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For more information, please contact:
Elizabeth Hersey, Tricord Systems, Inc.
763-551-6609
or
Tricord Investor Relations
763-551-6402